EXHIBIT 5.1

DuMoulin Black LLP 10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No. (604) 687-1224

File No.5504-003

 April 5, 2022

Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

Dear Sirs/Mesdames:

Re:	Planet 13 Holdings Inc. (the “Company”) Form S-8 Registration Statement

We have acted as local counsel in the Province of British Columbia to the Company. We understand that the Company has prepared a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance by the Company of up to 22,004,895 common shares of the Company (the “Shares”) consisting of: (i) 1,276,093 Shares (the “Option Shares”) issuable upon the exercise of outstanding stock options of the Company (“Options”) granted pursuant to the Company’s 2018 Stock Option Plan (the “Option Plan”); (ii) 2,591,936 Shares (the “Unit Shares”) issuable upon the settlement of outstanding share units of the Company (“Share Units”) granted pursuant to the Company’s 2018 Share Unit Plan, as amended on July 11, 2018 and May 20, 2020 (the “Share Unit Plan”); and (iii) 18,136,866 Shares (the “Reserved Shares”) collectively reserved for issuance under the Option Plan and the Share Unit Plan, as more fully described in the Registration Statement. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

For the purposes of our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

1.	a certificate of an officer of the Company dated the date hereof (the “Officer’s Certificate”);

2.	the Registration Statement (excluding the documents incorporated by reference under Part II, Item 3 of the Registration Statement);

3.	the Notice of Articles and Articles of the Company (collectively, the “Constating Documents”);

4.	the Option Plan; and

5.	the Share Unit Plan.

Whenever our opinion refers to shares of the Company, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

For the purposes of our opinion below, we have relied solely on the Officer’s Certificate in respect of certain factual matters.

The opinions expressed herein are subject to the following exceptions, qualifications and assumptions:

(a)

we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company; and

(b)

we have assumed that, at all relevant times, the Constating Documents, the resolutions of the directors of the Company upon which we have relied, the Option Plan and the Share Unit Plan have not been or will not be varied, amended or revoked in any respect.

We are not qualified to practice law in the United States of America. We are solicitors qualified to practice law in the Province of British Columbia only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. Our opinion herein is based on the laws of the Province of British Columbia and the laws of Canada applicable therein (and the interpretation thereof) as such laws are in effect and are construed as of the date hereof (the “Effective Date”). Our opinion herein does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

Based and relying upon the foregoing, we are of the opinion that as at the date hereof:

1.

(i) the Option Shares issuable upon the exercise of the Options outstanding under the Option Plan; and (ii) any Reserved Shares that may become issuable pursuant to future Option grants under the Option Plan, in each case, when issued in accordance with the terms of the Option Plan and any applicable option agreement, including payment of the exercise price, purchase price or other consideration therefor, and with the passing of all necessary corporate resolutions, such Option Shares and Reserved Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company; and

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2.

(i) the Unit Shares issuable upon the settlement of the Share Units outstanding under the Share Unit Plan; and (ii) any Reserved Shares that may become issuable pursuant to future Share Unit grants under the Share Unit Plan, in each case, when issued in accordance with the terms of the Share Unit Plan, consideration in full having been received by the Company on satisfaction of such Share Units through an issuance from treasury in accordance with the Share Unit Plan, all other conditions, as required by the Share Unit Plan and any applicable share unit award agreement, having been satisfied, and with the passing of all necessary corporate resolutions, such Unit Shares and Reserved Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

The above opinion is rendered solely in connection with the transactions described above and may not be used, circulated, quoted from or otherwise referred to for any other purpose without our prior written consent. Further, the above opinion is limited to the matters stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to matters of tax or as to the contents of, or the disclosure in, the Registration Statement, or whether the Registration Statement provides full, true and plain disclosure of all material facts relating to the Company within the meaning of applicable securities laws.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,

/s/ DuMoulin Black LLP

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